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                                                                    EXHIBIT 99.2

                                                                   PRESS RELEASE

               [maxinternet(TM) COMMUNICATIONS, INC. LETTERHEAD]

MAX INTERNET COMMUNICATIONS CEO AND PRESIDENT STEP DOWN


Thursday, October 26, 2000 /PRNewswire/ - MAX Internet Communications' (Nasdaq:MXIP) Board of Directors announced the resignations of Lawrence R. Biggs, Jr, CEO and Donald McLellan, President. Their resignations as CEO and President are effective immediately. The recently announced Chairman of the Board, Robert F. Kuhnemund, will serve as interim CEO and President. Mr. Kuhnemund announced that an executive search for a new chief executive officer and chief operations officer has begun. Both Mr. McLellan and Mr. Biggs will remain actively involved in transitioning the company to a new management team but will assume no formal titles. Mr. McLellan has announced his retirement as of November 30, and Mr. Biggs will begin to serve as a temporary advisor to the company on an as needed basis effective the same date.

Mr. Kuhnemund commented "Both Mr. Biggs and Mr. McLellan have made significant contributions to the launch of MAX Internet Communications, but the Board felt that a different set of skills and experience were required at this stage of the company's growth. The Board of Directors is confident that the resignations represent a positive change in the direction of MAX Internet Communications." Mr. Kuhnemund added "The technology is clearly the key to the company's future success but the results produced by management will be a key in restoring and cultivating investor confidence. The Board will work closely with a new management team in implementing additional changes and defining the strategic direction of the company."

MAX Internet Communications Inc., headquartered in Dallas, Texas, is revolutionizing video communication technology via the Internet utilizing a 72-bit technology to provide the highest quality full motion video in the industry. The products created at MAX Internet Communications enable PCs and Information Appliances to become the total video communications solution for business, education and entertainment needs. As Internet usage explodes, households and businesses alike are taking advantage of the convergence of widening bandwidth, broadband services, and multimedia communications. For more information about MAX Internet Communications, visit the company's Web site at http://www.maxic.com.